Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Ballantyne Strong, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of July, 2022.

FUNDAMENTAL GLOBAL GP, LLC /s/ D. Kyle Cerminara D. Kyle Cerminara Chief Executive Officer

FUNDAMENTAL GLOBAL HOLDINGS, LP, By FGI Holdings GP, LLC, its general partner /s/ D. Kyle Cerminara D. Kyle Cerminara Manager

FUNDAMENTAL ACTIVIST FUND I, LP by Fundamental Activist Fund I GP, LLC, its general partner /s/ D. Kyle Cerminara D. Kyle Cerminara Manager

D. KYLE CERMINARA /s/ D. Kyle Cerminara

JOSEPH H. MOGLIA /s/ Joseph H. Moglia